Exhibit 8.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA,

ORANGE COUNTY, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

August 25, 2010

Sonic Solutions

7250 Redwood Blvd., Suite 300

Novato, California 94945

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 6.1(f) of the Agreement and Plan of Merger (the “Agreement”) dated as of June 1, 2010, among Sonic Solutions, a California corporation (“Parent”), Siracusa Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Siracusa Merger LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and DivX, Inc., a Delaware corporation (“Company”). Pursuant to the Agreement, Merger Sub I will merge with and into Company, with Company surviving (the “First Merger”), followed immediately by the merger of Company with and into Merger Sub II, with Merger Sub II surviving (the “Second Merger” and, together with the First Merger, the “Merger”). The Merger is described in the Registration Statement on Form S-4 of Parent, as amended to date, being filed with the Securities and Exchange Commission on August 26, 2010 (the “Registration Statement”), which includes the prospectus of Parent and the joint proxy statement of Company and Parent. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent, Merger Subs and Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated August 25, 2010 (the “Officer’s Certificates”) provided to us by Parent and Company for use in preparing our opinion and (iv) any

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August 25, 2010

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representation in an Officer’s Certificate made “to the knowledge of” or similarly qualified is correct without such qualification.

The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the federal income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Registration Statement and Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with each of Parent and Company being “a party to a reorganization” within the meaning of Section 368(b) of the Code; and

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2.	the statements included or incorporated by reference in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations”, insofar as such statements pertain to matters of law or legal conclusions, are correct in all material respects.

This opinion is being delivered to you pursuant to Section 6.1(f) of the Agreement and for use in connection with the Registration Statement and may not be relied upon for any other purpose. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Merger and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP